Exhibit 99.1

FORESTAR REPORTS FISCAL 2019 THIRD QUARTER EARNINGS OF $0.16 PER DILUTED SHARE
ARLINGTON, Texas (Business Wire) - July 25, 2019
Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its third quarter ended June 30, 2019. Net income attributable to Forestar for the third quarter of fiscal 2019 was $6.9 million, or $0.16 per diluted share. Revenues for the third quarter of fiscal 2019 increased 274% to $88.2 million from $23.6 million in the same quarter of fiscal 2018. Residential lots sold in the quarter increased 290% to 1,158 lots compared to 297 lots in the same quarter of fiscal 2018.
For the nine months ended June 30, 2019, net income attributable to Forestar increased to $20.3 million, or $0.48 per diluted share, compared to a net loss of $3.6 million, or $0.09 per diluted share, in the same period of fiscal 2018. Revenues for the first nine months of fiscal 2019 increased 149% to $192.0 million from $77.0 million in the same period of fiscal 2018. Residential lots sold in the first nine months of fiscal 2019 increased 160% to 2,224 lots compared to 856 lots sold in the same period of fiscal 2018.
The Company's lot position at June 30, 2019 consisted of 37,400 lots, of which 28,800 were owned and 8,600 were controlled through purchase contracts. Of the total lot position, 24,100 lots were under contract to sell or subject to a right of first offer to D.R. Horton, Inc.
During the quarter, the Company issued $350 million principal amount of 8.0% senior unsecured notes. The notes are due April 15, 2024, with interest payable semi-annually. The Company ended the third quarter with $223.0 million of unrestricted cash and a net debt to total capital ratio of 25.3%. Net debt to total capital consists of debt net of unrestricted cash divided by shareholders’ equity plus debt net of unrestricted cash.
Donald J. Tomnitz, Chairman of the Board, said, “Forestar is a high-growth company with a low-risk, returns-focused lot manufacturing business model. Our strategic relationship with D.R. Horton, Inc., the nation's largest homebuilder, is continuing to support the rapid expansion of our operating platform. We are on track to deliver 4,000 lots during fiscal 2019, with annual growth of over 200%. Forestar is now in 50 markets and 20 states, an increase of 30 markets and 9 states from just a year ago, and we are making great progress building out our operational teams across our growing footprint. With approximately 37,400 lots owned and controlled at June 30, 2019, we are well positioned for extraordinary growth in the coming years."
Conference Call and Webcast Details
The Company will host a conference call today (Thursday, July 25) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 50 markets and 20 states at June 30, 2019 and is a majority-owned subsidiary of D.R. Horton, Inc., the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we are on track to deliver 4,000 lots during fiscal 2019, with annual growth of over 200%. The forward-looking statements also include that with approximately 37,400 lots owned and controlled at June 30, 2019, we are well positioned for extraordinary growth in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton Inc.’s (“D.R. Horton”) controlling level of ownership on us and our stockholders and holders of notes; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers; demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates; competitive actions by other companies; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales; our ability to hire and retain key personnel; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; general economic, market or business conditions where our real estate activities are concentrated; our ability to achieve our strategic initiatives; our ability to obtain future entitlement and development approvals; our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from special improvement districts and other agencies and timing of such payments; the levels of resale housing inventory in our development projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the strength of our information technology systems and the risk of cybersecurity breaches; the conditions of the capital markets and our ability to raise capital to fund expected growth; and our ability to comply with our debt covenants, restrictions and limitations.  Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect Forestar is contained in our transition report on Form 10-KT and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Forestar Group Inc.
Charles D. Jehl, Chief Financial Officer
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2019	September 30, 2018
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$223.0	$318.8
Restricted cash	0.2	16.2
Total cash, cash equivalents and restricted cash	223.2	335.0

Real estate	1,049.5	498.0
Investment in unconsolidated ventures	7.3	11.7
Income taxes receivable	3.3	4.4
Property and equipment, net	2.4	1.7
Deferred tax asset, net	21.0	26.9
Other assets	18.5	15.4
TOTAL ASSETS	$1,325.2	$893.1
LIABILITIES
Accounts payable	$18.8	$7.9
Earnest money deposits on sales contracts	84.8	49.4
Accrued expenses and other liabilities	67.4	49.6
Debt, net	458.9	111.7
TOTAL LIABILITIES	629.9	218.6
EQUITY
Forestar Group Inc. shareholders’ equity:
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 41,959,866 shares issued at June 30, 2019 and 41,939,403 shares issued at September 30, 2018	42.0	41.9
Additional paid-in capital	507.3	506.3
Retained earnings	145.4	125.1
Total Forestar Group Inc. shareholders’ equity	694.7	673.3
Noncontrolling interests	0.6	1.2
TOTAL EQUITY	695.3	674.5
TOTAL LIABILITIES AND EQUITY	$1,325.2	$893.1

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Revenues	$88.2	$23.6	$192.0	$77.0
Cost of sales	75.3	10.0	149.6	48.9
Selling, general and administrative expense	7.9	6.5	19.8	36.1
Equity in earnings of unconsolidated ventures	—	(1.0)	(0.5)	(9.6)
Gain on sale of assets	(1.5)	(1.3)	(2.4)	(4.1)
Interest expense	—	1.6	—	5.8
Interest and other income	(1.9)	(2.6)	(4.1)	(4.8)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	8.4	10.4	29.6	4.7
Income tax expense	1.5	0.1	6.0	12.6
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	6.9	10.3	23.6	(7.9)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	—	—	7.2
CONSOLIDATED NET INCOME (LOSS)	6.9	10.3	23.6	(0.7)
Less: Net income attributable to noncontrolling interests	—	0.9	3.3	2.9
NET INCOME (LOSS) ATTRIBUTABLE TO FORESTAR GROUP INC.	$6.9	$9.4	$20.3	$(3.6)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	42.0	41.9	42.0	41.9
Diluted	42.0	42.0	42.0	41.9
NET INCOME (LOSS) PER BASIC SHARE
Continuing operations	$0.16	$0.22	$0.48	$(0.26)
Discontinued operations	$—	$—	$—	$0.17
NET INCOME (LOSS) PER BASIC SHARE	$0.16	$0.22	$0.48	$(0.09)
NET INCOME (LOSS) PER DILUTED SHARE
Continuing operations	$0.16	$0.22	$0.48	$(0.26)
Discontinued operations	$—	$—	$—	$0.17
NET INCOME (LOSS) PER DILUTED SHARE	$0.16	$0.22	$0.48	$(0.09)

FORESTAR GROUP INC.
Residential Lots Sold and Lot Position
(Unaudited)

	RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,
	2019		2018
Development projects	723		294
Lot banking projects	435		3
	1,158		297

Average sales price per lot (1)	$77,400		$77,900

	RESIDENTIAL LOTS SOLD
	Nine Months Ended June 30,
	2019		2018
Development projects	1,597		767
Lot banking projects	627		89
	2,224		856

Average sales price per lot (1)	$78,800		$75,300

	LOT POSITION
	June 30, 2019		September 30, 2018
Lots owned	28,800		18,200
Lots controlled under land and lot purchase contracts	8,600		1,900
Total lots owned and controlled	37,400	(2)	20,100	(3)

(1)	Excludes any impact from change in contract liabilities or deferred revenue.

(2)	Total lots owned and controlled include approximately 13,900 lots under contract to sell to D.R. Horton and 10,200 lots of which D.R. Horton has a right of first offer to purchase.

(3)	Total lots owned and controlled include approximately 5,500 lots under contract to sell to D.R. Horton and 8,100 lots of which D.R. Horton has a right of first offer to purchase.